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[GRAPHIC OMITTED]

                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE
For Immediate Release

                 NCO PORTFOLIO ANNOUNCES FOURTH QUARTER RESULTS
      WITH NET INCOME OF $0.16 PER SHARE AND ISSUES FIRST QUARTER GUIDANCE

BALTIMORE, MD, February 9, 2004 - NCO Portfolio Management, Inc.
("NCPM") (Nasdaq: NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that, during the fourth quarter of 2003, it achieved net income of $0.16 per share, on a diluted basis.

Total collections on purchased accounts receivable for the fourth quarter of 2003 were $42.0 million, an increase of $8.7 million, or 26.1%, from $33.3 million in the fourth quarter a year ago. Included in total collections for the quarter were $5.2 million of proceeds from the sale of certain accounts. Sales proceeds in the fourth quarter of 2002 were $1.9 million. Revenue in the fourth quarter of 2003 increased $3.6 million, or 21.6%, to $20.3 million from $16.7 million in the same quarter of the previous year. Income from operations was $6.1 million for the fourth quarter of 2003, an increase of $0.9 million, or 17.3%, from $5.2 million in the same quarter a year ago. During the fourth quarter of 2003, net income was $2.2 million, or $0.16 per share, on a diluted basis, compared to net income of $2.0 million, or $0.15 per share, on a diluted basis, from the same quarter in the previous year.

Total collections for the fiscal years ended December 31, 2003 and 2002, were $151.1 million and $116.4 million, respectively. Included in total collections for the year were $7.6 million of proceeds from the sale of certain accounts. Sales proceeds in 2002 were $3.6 million. Revenue was $75.5 million and $63.4 million, with income from operations of $19.7 million and $21.3 million for the years ended 2003 and 2002, respectively. Net income for the year ended 2003 was $6.6 million, or $0.49 per share, on a diluted basis, compared with $8.8 million, or $0.65 per share, on a diluted basis, for the year ended 2002.

Operating expenses were $14.2 million and $11.5 million in the fourth quarter of 2003 and 2002, respectively. Included in operating expenses for the fourth quarter of 2003 and 2002 were servicing fees of $12.6 million and $10.2 million, respectively, paid for collection activities, including agency outsourcing and contingency legal fees. It is important to note that servicing fees are paid as a percentage of collections and not as a percentage of revenue. Servicing fees as a percentage of collections for the fourth quarter of 2003 and 2002 were 30% and 31%, respectively. All of the servicing fees for the fourth quarter of 2003 and 2002 were paid to NCO Group, Inc. ("NCOG") (Nasdaq: NCOG). NCOG owns approximately 63.3% of our outstanding common stock.

While total overall collections for the fourth quarter of 2003 were a record high for quarterly collections, several portfolios acquired over two years ago incurred collection shortfalls that resulted in reductions in expected future collections. Some of these shortfalls were significant enough to create impairments, as the current expected future collections fell below the current carrying values on these portfolios. These impairments are despite normal, ongoing adjustments to projected collections from the time of acquisition forward. The impairments recorded during the fourth quarter of 2003 and 2002 were approximately $525,000 and $339,000, respectively, which represented 0.4% and 0.2%, of the carrying value of total purchased accounts receivable as of December 31, 2003 and 2002, respectively. The combined carrying values of all impaired portfolios as of December 31, 2003 and 2002, totaled $15.4 million, or 10.3%, and $5.8 million, or 3.9%, respectively, of total purchased accounts receivable.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "I am pleased that NCPM had another quarter in which we were able to show steady improvement in our financial performance. During the fourth quarter, we continued to deploy significant capital into the purchased debt market and deliver effective collection results from our normal operations, as well as our balance transfer and resale programs. As we move into 2004, we will continue to focus our efforts on the operating discipline that is required to build long-term shareholder value."

NCPM also announced it expects earnings per share, on a diluted basis, to be approximately $0.08 to $0.11 per share during the first quarter of 2004.

The Company also announced that it will host an investor conference call on Tuesday, February 10, 2004, at 10:00 a.m., ET, to address the items discussed in this press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 374-2400 (domestic callers) or (706) 679-8517 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 5357468.


For further information:

At NCO Portfolio Management, Inc.
Michael J. Barrist,
Chairman and CEO
(215) 441-3000 Richard J. Palmer, SVP, Finance and CFO (443) 263-3181 email: rick.palmer@ncogroup.com
       ------------------------

                 ----------------------------------------------

Certain statements in this press release, including, without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2003 and beyond; statements as to the effects of the economy on NCO Portfolio's business; statements as to the pending acquisition of the minority interest of NCO Portfolio by NCOG; statements as to NCO Portfolio's or management's beliefs, expectations or opinions; and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned result. NCPM disclaims any intent or obligation to update forward-looking statements contained in this press release. In addition to the factors discussed above, certain other factors, including without limitation, risks related to the current economic condition in the United States, threats of war or future terrorist attacks, risks related to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to competition, risks related to the ability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of NCPM's senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCOG's ownership control of the company, risks related to the pending acquisition of the minority interest of NCO Portfolio by NCOG, risks related to the dependency on NCOG for its collections, risks related to the dependency on NCOG's telecommunications and computer systems, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 13, 2003, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained electronically from the Company's website, www.ncogroup.com, or, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1804 Washington Blvd., Department 200, Baltimore, MD 21230.
                        --------------------------------



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                 NCO Portfolio Management, Inc.
                             Selected Financial Data
                    (in thousands, except per share amounts)

 Statements of Income:

                                                           For the three months ended December 31,   For the year ended December 31,
                                                                 2002                 2003                2002         2003
                                                               Unaudited            Unaudited           Audited      Unaudited
                                                               ---------            ---------           --------     ---------
 Revenue                                                       $ 16,663             $ 20,289            $ 63,379      $ 75,456

 Operating costs and expenses:
    Payroll and related expenses                                    101                  448               1,532         1,734
    Servicing fee expenses                                       10,238               12,599              35,534        48,832
    Selling, general and administrative expenses                    707                  581               2,794         3,107
    Amortization expense                                             92                   81                 320           379
    Impairment of purchased accounts receivable                     339                  525               1,935         1,673
                                                               --------             --------            --------      --------
                                                                 11,477               14,234              42,115        55,725
                                                               --------             --------            --------      --------
                                                                  5,186                6,055              21,264        19,731
 Other income (expense):
    Interest and investment income                                  455                  520               1,024         2,232
    Interest expense                                             (2,462)              (2,967)             (8,224)      (11,087)
                                                               --------             --------            --------      --------
                                                                 (2,007)              (2,447)             (7,200)       (8,855)
                                                               --------             --------            --------      --------
 Income before income tax expense                                3,179                 3,608              14,064        10,876

 Income tax expense                                               1,186                1,327               5,269         3,976
                                                               --------             --------            --------      --------
 Income from operations before minority interest                  1,993                2,281               8,795         6,900

 Minority interest                                                  (15)                 (69)                (15)         (273)
                                                               --------             --------            --------      --------
 Net income                                                    $  1,978             $  2,212            $  8,780      $  6,627
                                                               ========             ========            ========      ========

 Net income per share:
      Basic                                                    $   0.15             $   0.16            $   0.65      $   0.49
                                                               ========             ========            ========      ========
      Diluted                                                  $   0.15             $   0.16            $   0.65      $   0.49
                                                               ========             ========            ========      ========

 Weighted average shares outstanding:
      Basic                                                      13,576               13,576              13,576        13,576
      Diluted                                                    13,576               13,597              13,577        13,582

 Selected Balance Sheet Information:
                                                           As of December 31,  As of December 31,
                                                                 2002                 2003
                                                                Audited             Unaudited
                                                               --------             ---------
 Cash and cash equivalents                                     $  6,388             $  9,754
 Purchased accounts receivable                                  148,968              149,707
 Total assets                                                   167,797              170,396

 Notes payable                                                   56,095               57,282
 Note payable - affiliate                                        36,880               25,000
 Shareholders' equity                                            66,637               73,381

 Other Selected Financial Information:
                                                           For the three months ended December 31,  For the year ended December 31,
                                                                 2002                 2003                2002          2003
                                                               Unaudited            Unaudited            Audited      Unaudited
                                                               ---------            ---------           --------      ---------
 Collections                                                   $ 33,330             $ 41,987            $116,394      $151,070
                                                               ========             ========            ========      ========

 Revenue from purchased accounts receivable                    $ 16,663             $ 20,257            $ 63,379      $ 75,168
                                                               ========             ========            ========      ========
 Revenue as a percentage of collections                              50%                  48%                 54%           50%

 Amortization of purchased accounts receivable                 $ 16,667             $ 21,730            $ 53,015      $ 75,902
                                                               ========             ========            ========      ========
 Amortization as a percentage of collections                         50%                  52%                 46%           50%

 Servicing fee expenses                                        $ 10,238             $ 12,599            $ 35,534      $ 48,832
                                                               ========             ========            ========      ========
 Servicing fee expenses as a percentage of collections               31%                  30%                 31%           32%

 Certain amounts as of December 31, 2002, and for the three and year ended December 31, 2002, have been reclassified to conform with 2003 presentation for comparative purposes.